Exhibit 99.1
THE BEARD COMPANY
PRO FORMA CONDENSED BALANCE SHEETS
(Unaudited)
(Adjusted to Reflect the Disposition
of the Company's Interest in BEE/7HBF, LLC)

ASSETS
	as of December 31, 2008				as of December 31, 2007
	Historical	Disposition Adjustments		Pro Forma (a)(b)(c)	Historical	Disposition Adjustments		Pro Forma (a)(b)(c)
Current assets:
Cash and cash equivalents	182,000	-		182,000	61,000	-		61,000
Net accounts receivable	185,000	-		185,000	630,000	-		630,000
Assets of discontinued operations
held for resale	616,000	(590,000)	(a)	26,000	487,000	(461,000)	(a)	26,000
Other current assets	5,000	-		5,000	42,000			42,000
Total current assets	988,000	(590,000)		398,000	1,220,000	(461,000)		759,000
Investments and other assets	137,000	-		137,000	116,000	-		116,000
Net property, plant and equipment	1,221,000	-		1,221,000	861,000	-		861,000
Net intangible assets	9,000	-		9,000	137,000	-		137,000
	2,355,000	(590,000)	(a)	1,765,000	2,334,000	(461,000)	(a)	1,873,000

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accrued expenses	437,000	-		437,000	440,000	-		440,000
Short-term debt	810,000	-		810,000	203,000	-		203,000
Current maturities of long-term debt	95,000	-		95,000	1,672,000	-		1,672,000
Current maturities of long-term debt -
related entities	390,000	-		390,000	360,000	-		360,000
Liabilities of discontinued operations
held for resale	2,322,000	(2,263,000)	(b)	59,000	1,651,000	(1,594,000)	(b)	57,000
Other current liabilities	97,000	-		97,000	53,000	-		53,000
Total current liabilities	4,151,000	(2,263,000)	(b)	1,888,000	4,379,000	(1,594,000)	(b)	2,785,000
Long-term debt less current maturities	420,000	-		420,000	977,000	-		977,000
Long-term debt - related entities	2,250,000	-		2,250,000	6,012,000	-		6,012,000
Other long-term liabilities	172,000	-		172,000	151,000	-		151,000
Shareholders' equity (deficiency):
Convertible preferred stock	889,000	-		889,000	889,000	-		889,000
Common stock	7,000	-		7,000	4,000	-		4,000
Accumulated deficit	(5,534,000)	1,673,000	(c)	(3,861,000)	(10,078,000)	1,133,000	(c)	(8,945,000)
Total shareholders' equity (deficiency)	(4,638,000)	1,673,000	(c)	(2,965,000)	(9,185,000)	1,133,000	(c)	(8,052,000)
Total liabilities and shareholders' equity (deficiency)	2,355,000	(590,000)	(a)(b) (c)	1,765,000	2,334,000	(461,000)	(a)(b) (c)	1,873,000

(a)	Reflects the removal of assets of BEE/7HBF, LLC and its Chinese subsidiary, Xianghe BH Fertilizer Co., Ltd., as a result of the sale on December 31, 2008 of the Company's interest in the entities.
(b)	Reflects the removal of all liabilities of the above entities as a result of the sale of the Company's interests in the entities which were sold on December 31, 2008.
(c)	Reflects the gain recognized as a result of the sale of the Company's interest in the above two entities.